SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              UNIQUE MOBILITY, INC.
             (Exact name of registrant as specified in its charter)

                  Colorado                          84-0579156
       (State or other jurisdiction              (I.R.S. Employer
     of incorporation or organization)          Identification No.)

                        425 Corporate Circle
                         Golden, CO  80401
                           (303) 278-2002
        (Address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices)

                                                With copies to:
    Donald A. French                            Nick Nimmo, Esq.
    425 Corporate Circle                        Holme Roberts & Owen LLP
    Golden, CO  80401                           1700 Lincoln, Suite 4100
    (303) 278-2002                              Denver, Colorado 80203
(Name, address, including zip code, and         (303) 861-7000
telephone number, including area code,
of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of

1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             UNIQUE MOBILITY, INC.

                                   PROSPECTUS


                          8,880 SHARES OF COMMON STOCK


         The selling shareholder named on page 11 of this prospectus may from time to time offer for sale the 8,880 shares of our common stock that we issued to them in settlement of a claim in November 1998.

          Our common stock is quoted on the American Stock Exchange and traded under the symbol "UQM."

         Our principal executive offices are located at 425 Corporate Circle, Golden, Colorado 80401, and our telephone number is (303) 278-2002.

         The selling shareholder may sell the shares directly, through agents, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any shares, we will set forth their names and any applicable commissions or discounts in a prospectus supplement. We will receive no proceeds from the sale of the shares.

         The selling shareholder may terminate this offering under certain conditions. No minimum number of shares must be sold for this offering to go forward. Consequently, the selling shareholder may sell less than the total number of shares offered by this prospectus in the offering.
                               ------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding issuers (including Unique) that file documents with the SEC electronically. Our SEC filings may also be obtained from our web site at http://www.uqm.com.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder sells all of its shares.

-  Annual Report on Form 10-K for the year ended March 31, 1998;

- Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1998;

-  Registration  Statement on Form 8-A.

This prospectus is part of a registration statement we filed with the SEC.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Donald A. French, Treasurer
      Unique Mobility, Inc.
      425  Corporate  Circle
      Golden,  Colorado  80401
      (303) 278-2002.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholder may not offer to sell shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                TABLE OF CONTENTS

                                               PAGE

The Company                                       3
Risk Factors                                      3
The Selling Shareholder                           9
Plan of Distribution                             10
Market Price of Common Stock                     10
Experts                                          11
Legal Matters                                    11


                                   THE COMPANY

Unique Mobility, Inc. designs, develops and manufactures electric motors, related electronics and gears. The Company designs and manufactures prototypes of specialty vehicles and vehicle subsystems and applies its proprietary electric motor technology to vehicle drive systems. The Company was incorporated in Colorado in 1967. The Company's principal offices are located at 425
Corporate Circle, Golden, Colorado 80401 and its telephone number is (303) 278-2002.


         THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN OUR ANNUAL AND QUARTERLY REPORTS. THESE FORWARD LOOKING STATEMENTS REFLECT OUR PLANS, EXPECTATIONS AND BELIEFS AND, ACCORDINGLY, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES. WE CANNOT ASSURE YOU THAT ANY OF SUCH FORWARD LOOKING STATEMENTS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS."


                                  RISK FACTORS


         You  should  consider   carefully  the  following   factors  and  other
information in this prospectus before deciding to invest in the shares of our common stock offered in this prospectus.

Significant Customers; Uncertain Financial Stability; Operating Losses

We have had losses as shown below:

            Quarter Ended
-------------------------------------
June 30, 1998          June 30, 1997

$942,252               $245,348

Fiscal Year Ended      Five Months Ended    Fiscal Year Ended October 31,
                                            ------------------------------------
March 31, 1998         March 31, 1997       1996          1995        1994

$3,266,360             $1,201,085           $2,904,743    $1,330,433  $3,395,356

Our  investments  in  internally   funded   development  and  "cost-share"  type
development contracts and research and development work to a large extent have caused the operating losses. We have had accumulated deficits as follows:

March 31, 1998                      $21,798,724
March 31, 1997                      $18,532,364
October 31, 1996                    $17,331,279

A large portion of our operating revenue to date has been concentrated among a few significant customers. For the quarter ended June 30, 1998 we received 34 percent ($978,782) of our total revenue from three customers:

Siemens Electronics Company, Inc.
Flight Safety International
State Farm Mutual Automobile Insurance Co.

Before fiscal year 1999, the majority of our revenue was received from customers who hired us to perform development work for them (contract services revenue). For the year ended March 31, 1998, we received 80 percent ($2,239,861) of our contract services revenue from six customers:

KIA Motors Corporation
Asia Pacific Technology Co., Ltd.
Deere & Company
Harris County Metropolitan Transit Authority
Koyo Seiko, Ltd.
Defense Advanced Research Project Agency

In 1997 we changed our fiscal year end from October 31 to March 31. This change resulted in a short fiscal year that ran from November 1, 1996 through March 31, 1997. During this short fiscal year we received 65 percent ($452,478) of our contract services revenue from four customers:

Kia Motors Corporation
Asia Pacific Technology Co., Ltd
General Motors Corporation
Hyundai Motor Company.

In the near future, we plan to make further investments in product development, manufacturing facilities and market launches. This is likely to cause us to continue to be unprofitable. Our ability to perform development work within the budget funded by our customers will affect our contract service revenues, as will our funding partners' internal financial, competitive, marketing and strategic considerations. Our research and development customers can terminate their contracts with us on short notice. Our contract service revenues could be adversely affected by renegotiation or termination of any of our contract service agreements.

For the long term, we must manufacture or license, market and distribute products for a profit if we are to continue operations. We cannot assure you, however, that the market will accept our products or that we will be able to compete effectively against products produced by others or that we will receive enough revenues to make a profit. We have generated limited revenue from sales of motors and controllers. The products that we intend to sell may require significant additional development, testing and investment. The market for electric vehicle traction drives is, at present, not large, although a large market could develop over the next few years as a result of air quality legislation. Other products we may offer, such as aerospace and industrial motors, will require large additional development expenditures. Although we have been able to obtain funds from partners for the development of our technology for specific purposes in the past, we cannot assure you that these research agreements will continue or that any products that we produce will be commercially successful or that these funding arrangements will be profitable.

Need For and Possible Dilutive Effect of Additional Financing

We believe that our existing cash resources, together with cash flow from operations, if any, and borrowings will allow us to fund non-manufacturing operations through at least March 31, 1999. The Company owns 38.25 percent of Taiwan UQM Electric Co., Ltd. (Taiwan UQM), a Taiwan based manufacturer of electric motors and controls. The other owners are Kwang Yang Motor Co., Ltd. and Turn-Luckily Technology Co., Ltd. Under the joint venture agreement with our partners we can be required to provide additional capital to Taiwan UQM if their Board of Directors determines that it is necessary. Over the last several years Taiwan UQM has been operating at a loss which is causing them to deplete their existing capital. We believe Taiwan UQM has sufficient capital to fund their operations until they become profitable, however, it is possible Taiwan UQM could require additional capital before they become profitable and require us to provide them with additional capital. If Taiwan UQM makes a capital call, we may not have the financial resources to fund that capital call obligation. If we cannot fund our proportionate share of Taiwan UQM's capital requirements our ownership in Taiwan UQM will be diluted.

Over the next six months we expect to spend more than $.5 million to begin manufacturing operations pursuant to a supply agreement with a commercial customer. We also expect to spend an additional $.5 million for manufacturing equipment at our wholly owned subsidiary Unique Power Products, Inc.

We acquired Franklin Manufacturing Company ("Franklin") on April 30, 1998 for $4.0 million cash plus 286,282 shares of our common stock. We also assumed approximately $3.0 million of debt in the acquisition. We expect to spend approximately $1.0 million for additional manufacturing equipment for Franklin over the next twelve months.

Ability to Integrate Acquisitions

We hope to grow through strategic acquisitions, joint ventures and alliances. If we cannot successfully integrate acquired businesses into our existing operations or if we are required to materially increase the amount of our financial commitment to such acquisitions, joint ventures or alliances, our financial condition could be adversely affected. In addition, we may seek strategic acquisitions, joint ventures or alliances in countries or markets in which we do not currently operate. We cannot assure you that we will be able to successfully integrate or manage our acquisitions.

Proprietary Technology and Technological Obsolescence

Our success depends, in part, on our ability to protect our ownership of our proprietary technology. We have been issued various patents covering certain designs and manufacturing techniques of our permanent magnet motor and control technology and have filed other patent applications that are pending. Our success also depends, in part, on the diligent prosecution of our issued and pending motor and electronic patents, as well as the filing and prosecution of patents on future technological advances, if any. We cannot assure you that we will have the financial resources necessary to prosecute and maintain existing applications or to pursue additional patents. If we are not able to prosecute and maintain our existing applications, they will lapse. It is possible that our patents will be circumvented, invalidated or infringed, and that we will not have the financial resources to enforce our existing patents and patent applications if they are infringed upon. Further, third parties may develop new technology or new technology may already exist unknown to us, causing our proprietary technology to be obsolete.

We also intend to rely on the unpatented proprietary know-how we have developed and now use in our products. Others may independently develop, acquire or obtain access to our technology. Although we protect our proprietary rights by executing confidentiality agreements with our management, employees and others with access to our technology, these measures may not be adequate to protect us from disclosure or misappropriation of our proprietary information.

Year 2000 Issues

The Year 2000 presents issues because many computer hardware and software systems use only the last two digits to refer to a calendar year. Consequently, these systems may fail to process dates correctly after December 31, 1999, which may cause systems failures.

     State of Readiness

We have conducted numerous internal discussions over the last eighteen months among its management and technical staff to informally assess the extent of the Year 2000 Issue on our operations. In September, 1998 the Company adopted a formal project to evaluate all of the Company's systems for Year 2000 compliance. The project is being monitored and supervised by the Company's Chief Operating Officer. The evaluation of all hardware and software systems is expected to be completed by January 31, 1999. Those hardware and software systems which are not compliant, if any, are expected to be repaired or replaced prior to June 30, 1999.

The Company's electronics manufacturing operations rely on an operating software system ("System"). The System was evaluated and found not to be Year 2000 compliant. The software vendor corrected the software deficiencies in the System in August 1998 and the System is now Year 2000 compliant.

As part of the Company's Year 2000 compliance evaluation, the Company expects to contact key suppliers and customers beginning in the fourth calendar quarter of 1998 to determine the extent to which the Company is vulnerable to those third parties failure to remediate their Year 2000 compliance issues. However, we cannot guarantee or assure you that the systems of other companies that we rely on, such as suppliers of raw materials, electricity providers and other similar suppliers or the customers who buy products from us will effectively address their Year 2000 issues. In the event these suppliers and customers experience a disruption in their operations or cease operations indefinitely as a result of not addressing their Year 2000 issues, our operations could be significantly impacted including the temporary or permanent cessation of operations.

     Costs to Address the Year 2000 Issue

The total cost to address the Year 2000 issue, including the cost of Company personnel and outside vendors and consultants is expected to be less than $50,000. To date the Company has spent less than $5,000 to evaluate and address the Year 2000 Issue.

     Risks Associated with the Company's Year 2000 Issues

The Company believes that by modifying its MRP systems as described above, its information systems will be prepared to operate normally subsequent to December 31, 1999. However, if the modifications currently underway are not completed on a timely basis or are not correctly implemented, the Year 2000 could impact the ability of the Company to manufacture product, procure and manage materials, and administer other functions and processes necessary to operate the business effectively any of which could have a materially adverse effect on the Company's business, financial condition and results of operations.

The Company utilizes a number of suppliers both large and small to provide raw materials and components for its products. The failure of third party suppliers to become Year 2000 compliant on a timely basis could create a need for the Company to change suppliers or otherwise impair the sourcing of raw materials, components or services to the Company, any of which could have a material effect on the Company's business, financial condition and results of operations.

     Contingency Plan

The Company does not currently have a contingency plan if Year 200 issues are not resolved or go undetected.


Competition

Our future success depends upon the continued development and marketing of our proprietary electric motor and electronic control technology and the profitable operation of our recently acquired precision gear manufacturing and electronic assembly manufacturing operations. We intend to market our motor and controller technology as an advanced electric vehicle drive system. At present, the market for such systems is not large, although we expect various legislative mandates and regulations to provide incentives for the production of vehicles using such systems. This legislation may, however, be amended, postponed or rescinded and we cannot assure you that our products will be accepted should such a market develop. Further, established automotive manufacturers are actively developing electric vehicles in anticipation of such a market. We are aware of efforts by others, including automotive component suppliers, to aggressively develop products that will compete with our products. Large companies that possess significantly greater financial and other resources than the Company, including established supply arrangements and volume manufacturing operations, are undertaking some of these efforts.

We also intend to offer our technology in the aerospace and industrial markets. We are currently establishing manufacturing operations of wheelchair propulsion motors for sale pursuant to a supply agreement and license. Although we expect successful manufacturing operations and capacity to enhance our ability to compete, we will, nevertheless, face substantial competition from both foreign and domestic manufacturers, many of whom have longer operating histories, greater capital, marketing, manufacturing, personnel and other resources and higher levels of recognition in the marketplace than we have. Our strategy is to compete directly with such companies in those markets where our products perform better than existing products and where we can manufacture and market our products for a profit. We cannot assure you that we will be successful in introducing additional products on a competitive basis. In other markets we intend to pursue strategic alliances with established companies currently serving such markets in order for our products to compete. However, we cannot assure you that we will be able to establish such alliances or otherwise compete successfully with others in such markets.

Our recenty acquired precision gear and electronic assembly manufacturing operations compete directly with several other manufacturing companies. We will face substantial competition on a continuing basis from many competitors, many of whom have longer operating histories and greater capital, marketing, manufacturing, personnel and other resources than the Company. We cannot assure you that we can continue to compete successfully with others for a profit, and the manufacturing processes we use could be rendered obsolete or noncompetitive by technological developments in the industry.

Product Liability

The marketing of our products involves an inherent risk of claims for product liability. We carry product liability insurance of $1,000,000 covering our prototype products and our limited production motor and controller product line. We cannot assure you that we will be able to maintain product liability insurance for either our present or our future marketing efforts on acceptable terms or that our insurance, if maintained, will provide adequate coverage against potential claims. Our product liability insurance is on a "claims made" basis, renewable year by year. If one or more claims were made, our insurance carriers could discontinue coverage upon expiration of the then current policy, leaving us uninsured as to future claims.

Limited Manufacturing and Marketing Experience

We have limited experience in manufacturing processes and procedures for electric motors and electronic components. Although we have established limited production operations, we have not, to date, manufactured our products in large quantities. However, we are currently in the process of establishing the capacity to manufacture products in greater quantities and have retained talented personnel with experience in motor manufacturing to assist in launching volume manufacturing operations. We may encounter difficulties and delays in manufacturing our products that have not been apparent to date and the long-term reliability of our products has not been tested in a broad range of possible applications.

Further, we have limited experience in marketing and distributing our products. Currently, our management together with sales support performed by our technical staff provide all of our marketing activities. Therefore, we must implement a broader based marketing and distribution plan. We intend to market our products in North America through a combination of strategic alliances, sales representatives and direct marketing by our employees. We will need to recruit application engineers and sales representatives in order to implement a direct marketing program. We must enter into joint ventures and strategic alliances with others in order to make sales outside North America. We cannot assure you that we will be successful in implementing our direct marketing program or in establishing appropriate alliances.

Foreign Exchange Rates, Currency Controls and International Operations

We have a material investment in Taiwan UQM, which is establishing a manufacturing facility outside the United States. This investment, as well as other of our operations, is subject to the special risks of doing business internationally. These risks include risks of foreign currency exchange fluctuations, civil disturbances, political instability, governmental activities and deprivation of contract rights. These risks may have a material adverse effect on our investments and operations.

Market Overhang; Shares Eligible for Future Sale

Sales (or availability for sale) of a substantial number of shares of Common Stock in the public market could lower the market price of the Common Stock. Pursuant to our Incentive and Non-qualified Stock Option Plan, 1992 Stock Option Plan and Stock Option Plan for Non-employee Directors, as of June 30, 1998, we had reserved 6,354,000 shares of Common Stock for issuance on the exercise of options and options to purchase 3,102,528 shares were outstanding. These options have exercise prices of $0.50 to $8.31 per share. Sales of the shares underlying the options are registered under the Securities Act. At June 30, 1998 we had outstanding warrants as follows:

                  Shares subject to Warrant                       Exercise Price

                    220,000                                            $6.00
                     30,000                                            $5.75
                     50,000                                            $4.75
                     45,000                                            $4.25
                     73,875                                            $3.50
                    926,588                                            $8.00

Total             1,345,463

The holders of the warrants have certain rights to require us to register the Common Stock issuable upon exercise or conversion under the Securities Act. The Common Stock trades on the American Stock Exchange.


                      THE SELLING SHAREHOLDER

The selling shareholder received its shares of our common stock in transactions exempt from registration under the Securities Act.

The following table sets forth certain information regarding the selling shareholder and the shares offered by the selling shareholder pursuant to this prospectus. Since the selling shareholder may sell all, some or none of its shares, we cannot estimate the number of shares that are to be offered or that will be owned by the selling shareholder upon completion of this offering.

     Name of                                           Number of Shares
     Selling                                           Beneficially Owned
     Shareholder                                   Record             Other

     Kanematsu USA, Inc.                            8,880               0



The selling shareholder has not held any office, position or any material relationship with us or our predecessors or affiliates during the past three years.

We have filed with the Securities and Exchange Commission under the Securities Act a Form S-3 Registration Statement of which this prospectus forms a part with respect to the offering and sale of the selling shareholder's shares in the manner set forth on the Cover Page of this prospectus. We have further agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the shares offered hereby have been sold pursuant to this prospectus or until June 30, 2000.

                              PLAN OF DISTRIBUTION

Shares of our common stock will be offered by the selling shareholder from time to time (i) over the American Stock Exchange, Boston Stock Exchange, Pacific Stock Exchange, Chicago Stock Exchange, Frankfurt Stock Exchange or Berlin Stock Exchange, where the Common Stock is listed, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale. The selling shareholder may effect such transactions by offering and selling its shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholder may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Company will not receive any of the proceeds from sales of shares by the selling shareholder.

We will pay all expenses of the registration of the common stock covered by this prospectus.


                       MARKET PRICE OF COMMON STOCK

Our common stock trades on the American Stock Exchange. The high and low closing prices, by fiscal quarter as reported by the American Stock Exchange for the last two years and the five month transition period ended March 31, 1997, are as follows:


                                                    High    Low
1999

Quarter Ended September 30, 1998 (1)               $7.25  $4.38
Quarter Ended June 30, 1998 (1)                    $8.31  $6.50

1998
Quarter Ended March 31, 1998 (1)                   $8.88  $7.44
Quarter Ended December 31, 1997 (1)                $9.44  $6.94
Quarter Ended September 30, 1997 (1)               $9.50  $5.81
Quarter Ended June 30, 1997 (1)                    $7.25  $3.06

1997
Two months ended March 31, 1997                    $4.50  $3.18
Quarter ended January 31, 1997                     $4.88  $3.18

1996
Quarter Ended October 31                           $5.19  $3.81
Quarter Ended July 31                              $5.00  $3.50
Quarter Ended April 30                             $5.13  $4.19
Quarter Ended January 31                           $4.50  $3.31

--------------------

(1) The Company changed its fiscal year-end from October 31 to March 31 commencing April 1, 1997.

     On November 6, 1998, the closing price of the Common Stock as reported on the American Stock Exchange was $6.13 per share and there were 942 holders of record of the Common Stock.

                                     EXPERTS

The consolidated financial statements of Unique Mobility, Inc. as of March 31, 1998 and 1997, and for the year ended March 31, 1998, the five months ended March 31, 1997 and each of the years in the two-year period ended October 31, 1996, which appear in the Company's Annual Report on Form 10-K for the year ended March 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP and Horwath and Company (Taiwan), independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The financial statements of Taiwan UQM Electric Co. Ltd. as of December 31, 1997 and 1996 and for each of the years in the two-year period ended December 31, 1997, which appear in the Company's Annual Report on Form 10-K for the year ended March 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Horwath and Company (Taiwan), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered by the Company:

     Registration Fee--Securities and Exchange Commission. . . . . .$   100
     Printing Expense. . . . . . . . . . . . . . . . . . . . . . .  $   100
     Accountants' Fees and Expenses. . . . . . . . . . . . . . . .  $ 2,500
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .  $ 7,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .  $   100

     Total Costs . . . . . . . . . . . . . . . . . . . . . . . . .  $ 9,800

All of the above expenses except the SEC registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

Article VI of the Bylaws of the Company provides for the indemnification by the Company of each director, officer, employee or agent of the Company and its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his position with the Company or any of its subsidiaries, provided that the indemnified party acted in good faith and in a manner he believed to be in the Company's best interest. In addition, Article XI of the Company's Articles of Incorporation provides that to the fullest extent permitted by the Colorado Corporation Code, as the same exists or hereafter shall be amended, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself in good faith, (b) reasonably believed that (i) in the case of conduct in his official capacity, his conduct was in the corporation's best interest, or (ii) in all other cases, his conduct was not opposed to the corporation's best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The section further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

The statute limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The statute permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Item 16.  Exhibits


     5.1 Opinion of Holme Roberts & Owen LLP as to the shares of common stock being registered and consent to all references made to them in this prospectus (previously filed).

    23.1     Consent of KPMG Peat Marwick LLP (previously filed).

    23.2     Consent of Horwath and Company (Taiwan) (previously filed).

    24.      Powers of Attorney (previously filed).

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (b) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (d) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

       (e) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Colorado on the 18th day of November, 1998.


                              UNIQUE MOBILITY, INC.

                             By /s/ Donald A. French
                                    Donald A. French
                                    Treasurer and
                                    Chief Financial Officer




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                      Title                         Date



                            Chairman of the Board
/s/ *                       of Directors and Chief
Ray A. Geddes               Executive Officer               November 18, 1998


/s/ Donald A. French        Treasurer
Donald A. French            (principal financial and
                            accounting officer)             November 18, 1998


                            Director                        November 18, 1998
Francis S.M. Hodsoll

/s/ *                       President and Director          November 18, 1998
William G. Rankin


/s/ *                       Director                        November 18, 1998
H.J. Young


                            Director                        November 18, 1998
Joseph B. Richey


                            Director                        November 18, 1998
Lee A. Iacocca


/s/ *                       Vice President/Electronic
Michael G. Franklin         Manufacturing and Director      November 18, 1998